UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2016

MATCH GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	001-37636	26-4278917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8750 North Central Expressway, Suite 1400, Dallas, TX	75231
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 576-9352

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On December 8, 2016, Match Group, Inc. (the “Company”) entered into Amendment No. 3 (the “Third Amendment”) to that certain credit agreement, dated as of October 7, 2015, as amended and restated as of November 16, 2015, as further amended as of December 16, 2015, with JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders party thereto (the “Existing Credit Agreement” and, as amended by the Third Amendment, the “Amended Credit Agreement”).

The Third Amendment reduced the applicable interest rate margin by 1.25% per annum and reduced the LIBOR floor by 0.25% per annum with respect to amounts outstanding under the Company’s term loan facility, and made certain other changes. Amounts outstanding under the term loan facility bear interest, at the Company’s option, at a base rate or LIBOR plus 2.25% per annum or 3.25% per annum, respectively, with, in the case of LIBOR, a floor of 0.75% per annum.   No regular amortization is required with respect to amounts outstanding under the term loan facility.

The restrictive covenants, maturity date and events of default in the Amended Credit Agreement are unchanged from the provisions in the Existing Credit Agreement.

As of the date of this report, $350.0 million aggregate principal amount is outstanding under the term loan facility under the Amended Credit Agreement, which amount reflects a voluntary prepayment in the aggregate principal amount of $40.0 million immediately prior to the execution the Third Amendment.

The foregoing description of the Third Amendment is not intended to be complete and is qualified in its entirety by reference to the Third Amendment, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Amendment No. 3 dated as of December 8, 2016 to the Credit Agreement dated as of October 7, 2015, as amended and restated as of November 16, 2015, as further amended as of December 16, 2015 among Match Group, Inc., as borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATCH GROUP, INC.

	By:	/s/ GARY SWIDLER
	Name:	Gary Swidler
	Title:	Chief Financial Officer

Date: December 8, 2016